SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED JULY 27, 2005
(TO PROSPECTUS DATED JULY 25, 2005)

                                  $262,193,019
                                  (APPROXIMATE)

                                   CWALT, INC.
                                    DEPOSITOR

                                   [CHL LOGO]
                                     SELLER

                       COUNTRYWIDE HOME LOANS SERVICING LP
                                 MASTER SERVICER

                         ALTERNATIVE LOAN TRUST 2005-J9
                                     ISSUER

               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2005-J9

         This Supplement revises the Prospectus Supplement dated July 27, 2005 to the Prospectus dated July 25, 2005 with respect to the above captioned series of certificates as follows:



                     [text continues on the following page]













                       COUNTRYWIDE SECURITIES CORPORATION

                  The date of this Supplement is July 29, 2005.

1. Immediately following the subsection entitled "Description of the Certificates --Payments on Mortgage Loans; Accounts" on page S-53 of the Prospectus Supplement, the following subsection is hereby inserted:

SHORTFALL RESERVE FUND

         The Pooling and Servicing Agreement will establish an account (the "Shortfall Reserve Fund"), which will be held in trust by the trustee. As of the date of this Supplement, the depositor will deposit or cause to be deposited $49,359 in the Shortfall Reserve Fund.

         As of the date of the Prospectus Supplement, the master servicing fee for twelve mortgage loans in loan group 2 (the "Affected Mortgage Loans") was reported as 0.200% instead of 0.250%. As a result, the net mortgage rates of the Affected Mortgage Loans are lower than expected and, therefore, the amounts available for distributions of interest on the related certificates will be lower than expected and may result in interest shortfalls for these certificates.

         The amount deposited in the Shortfall Reserve Fund is equal to the aggregate interest shortfalls assuming no prepayments of the Affected Mortgage Loans. On each Distribution Date, an amount equal to the product of (i) the aggregate Stated Principal Balance of the Affected Mortgage Loans as of the Due Date in the month preceding the month of such Distribution Date (after giving effect to principal prepayments received in the Prepayment Period related to that prior Due Date), (ii) 0.050% and (iii) one-twelfth, will be transferred from the Shortfall Reserve Fund to the Distribution Account and applied in the same manner as scheduled installments of interest on the Affected Mortgage Loans.

         Any amounts remaining in the Shortfall Reserve Fund after the aggregate Stated Principal Balance of the Affected Mortgage Loans has been reduced to zero, will be distributed to Countrywide Securities Corporation.

2. On page S-64 of the Prospectus Supplement, the definition of "Priority Percentage" is hereby replaced with the following:

         "Priority Percentage" for any Distribution Date will equal the percentage equivalent of a fraction, the numerator of which is the aggregate Class Certificate Balance of the Class 1-A-6 and Class 1-A-7 Certificates immediately prior to such Distribution Date, and the denominator of which is the aggregate of the applicable Non-PO Percentage of the Stated Principal Balance of each mortgage loan in loan group 1 as of the Due Date in the month preceding the month of such Distribution Date (after giving effect to principal prepayments received in the Prepayment Period related to that prior Due Date).

3. The Decrement Table for the Class 1-A-6 and Class 1-A-7 Certificates on page S-85 of the Prospectus Supplement is hereby replaced with the following:

           PERCENT OF INITIAL CLASS CERTIFICATE BALANCES OUTSTANDING*


                                              CLASS 1-A-6 AND CLASS 1-A-7
                                          PERCENTAGE OF PREPAYMENT ASSUMPTION
                                          -----------------------------------
DISTRIBUTION DATE                          0%     50%     100%    150%    200%
-----------------                          --     ---     ----    ----    ----
Initial.................................   100     100     100     100     100
July 2006...............................   100     100     100     100     100
July 2007...............................   100     100     100     100     100
July 2008...............................   100     100     100     100     100
July 2009...............................   100     100     100     100     100
July 2010...............................   100     100     100     100      37
July 2011...............................   100      97      93      85       1
July 2012...............................    99      92      85      54       0
July 2013...............................    99      86      74      30       0
July 2014...............................    98      78      61      18       0
July 2015...............................    96      70      48      12       0
July 2016...............................    94      61      38       8       0
July 2017...............................    91      53      29       5       0
July 2018...............................    88      46      23       4       0
July 2019...............................    85      40      17       2       0
July 2020...............................    82      35      13       2       0
July 2021...............................    78      30      10       1       0
July 2022...............................    74      26       8       1       0
July 2023...............................    70      22       6       0       0
July 2024...............................    66      18       4       0       0
July 2025...............................    61      15       3       0       0
July 2026...............................    56      13       2       0       0
July 2027...............................    51      10       2       0       0
July 2028...............................    46       8       1       0       0
July 2029...............................    40       7       1       0       0
July 2030...............................    34       5       1       0       0
July 2031...............................    27       4       0       0       0
July 2032...............................    20       2       0       0       0
July 2033...............................    13       1       0       0       0
July 2034...............................     6       1       0       0       0
July 2035...............................     0       0       0       0       0
Weighted Average Life
   (in years)**.........................   21.3    13.7    10.7     7.7     4.9
-------------
*  Rounded to the nearest whole percentage.
** Determined as specified under "Weighted Average Lives of the Offered
   Certificates" herein.

4. The Decrement Table on page S-88 of the Prospectus Supplement is hereby replaced with the following:

           PERCENT OF INITIAL CLASS CERTIFICATE BALANCES OUTSTANDING*


                                            CLASS M, CLASS B-1 AND CLASS B-2
                                          PERCENTAGE OF PREPAYMENT ASSUMPTION
                                          -----------------------------------
DISTRIBUTION DATE                          0%     50%     100%    150%    200%
-----------------                          --     ---     ----    ----    ----
Initial.................................   100     100     100     100     100
July 2006...............................    99      99      99      99      99
July 2007...............................    98      98      98      98      98
July 2008...............................    97      97      97      97      97
July 2009...............................    96      96      96      96      96
July 2010...............................    95      95      95      95      94
July 2011...............................    93      90      85      82      79
July 2012...............................    92      84      74      68      46
July 2013...............................    90      76      60      53      26
July 2014...............................    89      67      47      39      15
July 2015...............................    87      58      34      26       9
July 2016...............................    84      49      25      17       5
July 2017...............................    81      42      18      12       3
July 2018...............................    78      36      14       8       2
July 2019...............................    75      30      10       5       1
July 2020...............................    72      26       8       3       1
July 2021...............................    68      21       6       2       0
July 2022...............................    64      18       4       1       0
July 2023...............................    60      15       3       1       0
July 2024...............................    56      12       2       1       0
July 2025...............................    51      10       2       0       0
July 2026...............................    46       8       1       0       0
July 2027...............................    41       6       1       0       0
July 2028...............................    35       5       1       0       0
July 2029...............................    29       4       0       0       0
July 2030...............................    23       3       0       0       0
July 2031...............................    16       2       0       0       0
July 2032...............................    11       1       0       0       0
July 2033...............................     7       1       0       0       0
July 2034...............................     3       0       0       0       0
July 2035...............................     0       0       0       0       0
Weighted Average Life
   (in years)**.........................   18.9    12.0     9.3     8.5     7.2
-------------
*  Rounded to the nearest whole percentage.
** Determined as specified under "Weighted Average Lives of the Offered
   Certificates" herein.